AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                               on August 18, 2003

                          REGISTRATION NO. 333--------

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 OMI CORPORATION
             (Exact name of registrant as specified in its charter)
                                ----------------

       Marshall Islands                                    52-2098714
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

                                One Station Place
                               Stamford, CT 06902
                                 (203) 602-6700

               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                            FREDRIC S. LONDON, ESQ.,
                     SENIOR VICE PRESIDENT & GENERAL COUNSEL
                                 OMI CORPORATION
                                One Station Place
                               Stamford, CT 06902
                                 (203) 602-6700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------

 The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

================================================================================

     The Commission is requested to mail signed copies of all orders, notices and communications to:

    Fredric S. London, Esq.                   Robert L. Clare III, Esq.
      OMI Corporation                           White & Case LLP
      One Station Place                       1155 Avenue of the Americas
    Stamford, CT  06902                       New York, New York  10036
      (203) 602-6700                            (212) 819-8200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time
to  time   after   the   effective   date  of   this   Registration   Statement.

                                ----------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If delivery of the  prospectus is expected to be made pursuant to Rule 434,
please check the following box.   /_/

                                ----------------

                         CALCULATION OF REGISTRATION FEE

                                                               Proposed         Proposed maximum
Title of each class of               Amount to be          maximum offering     aggregate offering           Amount of
securities to be registered           registered           price per share(1)         price              registration fee
Common  Stock, par                   2,000,000 shares      $6.65                $13,300,000               $1,075.97
value $0.50 per share                (and an equal
(and related Rights (the             number of Rights)
"Rights") with the
shares of Common
Stock)


----------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on August 14, 2002

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF

THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

The information contained in this Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities, nor can we accept any offers to buy these securities, until the registration statement filed with the Securities and Exchange Commission or any applicable state securities commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. There will not be any sale of these securities in any state where the offer, sale or solicitation is not permitted.

                  Subject to Completion, Dated August 18, 2003

                                2,000,000 Shares
                                 OMI CORPORATION
                                  Common Stock

     This is a public offering of shares of Common Stock of the OMI Corporation by the Selling Stockholders named in this Prospectus. The Selling Stockholders are offering 2,000,000 shares of Common Stock of OMI Corporation. OMI Corporation will not receive any of the proceeds from the offering.

     With each share being offered, there is one Right to purchase Series A Participating Preferred Stock, par value $1.00 per share of OMI Corporation. This Right is exercisable in certain circumstances arising from a hostile takeover attempt.

     The Common Stock is listed on the New York Stock Exchange under the symbol "OMM."

     See "Risk Factors" beginning on page 3 to read about risks that you should consider before buying shares of our common stock.

================================================================================
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ADEQUATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================


                        Prospectus dated August 18, 2003


                                TABLE OF CONTENTS

Available Information........................................................................................5
Risk Factors.................................................................................................5
Incorporation of Certain Information by Reference...........................................................11
The Company.................................................................................................12
Use of Proceeds.............................................................................................12
Common Stock Price Range....................................................................................12
Selling Stockholders........................................................................................13
Plan of Distribution........................................................................................13
Legal Matters...............................................................................................14
Experts.....................................................................................................14

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, file reports, proxy statements and other information with the Securities and Exchange Commission.

     We have filed with the SEC a registration statement on Form S-3, together with all amendments and exhibits thereto, under the Securities Act of 1933 for the registration of the Common Stock and Rights offered here. This prospectus constitutes a part of the registration statement and does not contain all the information set forth therein, certain parts of which have been omitted as permitted by the rules and regulations of the SEC. Any statements contained in this prospectus concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. For further information regarding OMI and the securities offered hereby, you should refer to the registration statement.

     OMI Corporation

     We file annual reports and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at:

     Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549;

     500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

     233 Broadway, 13th Floor, New York, New York 10279.

     You may also read and copy any document that OMI files at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Section. Also, the SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants who file electronically with the SEC. In addition, you may inspect reports, proxy statements and other information concerning OMI at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                                  RISK FACTORS

     An investment in our shares of common stock offered by means of this prospectus is subject to various risks, including the cyclical nature of the tanker industry and its dependence on oil markets; our dependence on spot oil voyages; environmental and other regulation; our potential inability to achieve and manage growth; the following specific risks as well as various other risks. Purchasers should review and consider carefully these risks, as well as all of the other information and factors disclosed in this prospectus.

Our substantial leverage and financial covenants could affect our ability to incur additional indebtedness or engage in certain transactions.

     The degree to which we are leveraged now or in the future could have important consequences to common stockholders, including the following:

o our ability to obtain additional financing for working capital, capital expenditures and vessel acquisitions may be impaired,

o a substantial portion of our cash flow from operations may have to be dedicated to the payment of the principal of and interest on our indebtedness,

o our leverage may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures,

o rising interest rates could have a material adverse effect on us since a substantial portion of our indebtedness bears interest at variable rates, and

o if we are unable to service our debt our creditors could accelerate our debt and foreclose our fleet.

     The shipping industry is capital intensive, traditionally using substantial amounts of indebtedness to finance vessel acquisitions, capital expenditures and working capital needs. Our lenders have imposed financial and other covenants that require our subsidiaries which own vessels to mortgage them to such lenders and assign certain earnings and limit borrowing availability based on the value of the collateral pledged. Borrowings are generally at variable rates, causing us to be sensitive to changes in prevailing interest rates. This may influence our ability to raise additional capital to fund our operations or vessel acquisitions.

Our fleet concentration makes us dependent on world and regional oil markets.

     All of our operating fleet consists of crude oil tankers and refined petroleum product carriers. As a result, our business is sensitive to changes in factors affecting the petroleum business and the transportation of crude oil and refined oil products. Historically, the tanker industry has been cyclical, experiencing volatility in profitability and asset values resulting from changes in the supply of, and demand for, tanker capacity. Tanker capacity is a function of the number of new vessels built, and the number of older vessels scrapped, converted and lost, and is affected by the operating efficiency of the existing fleet.

     The demand for tanker capacity is influenced by, among other factors, global and regional economic conditions, increases and decreases in industrial production and in the demand for crude oil and petroleum products, developments in international trade and changes in seaborne and other transportation patterns. Demand for our vessels and services in transporting crude oil and petroleum products has been dependent upon, and will continue to be dependent on, world and regional oil markets. Any decrease in shipments of crude oil in those markets could have a material adverse effect on us. Historically, those markets have been volatile as a result of the many conditions and events that affect the price, production and transport of oil, as well as competition from alternative energy sources. Because many of the factors influencing the supply of and demand for vessel capacity are subject to rapid change, the nature, timing and degree of changes in tanker industry conditions are similarly volatile.

If our exposure to the spot market increases, our revenues could suffer.

     We are dependent upon spot voyages, although 22 of our vessels are on time charter at this time. None of our Suezmax tankers are on time charter. Although some element of dependence on the spot charter market is typical in all segments of the oil transportation industry, the spot charter market is highly competitive and spot charter rates are subject to significant fluctuations. There can be no assurance that spot charters will be available at rates that will be sufficient to enable our vessels to be operated profitably.

Older vessels are more costly to operate and are less desirable to charterers.

     Our fleet includes six tankers over 15 years of age or older, two of which are over 20 years of age. The economic lives of properly maintained tankers are estimated by us to be approximately 25 years. Older vessels are impacted more by regulatory requirements and have fewer trading options, thereby reducing their operating efficiency and profitability. The older vessels (including our own) are generally not double hull. Customers prefer modern double hull vessels, which especially impacts the older vessels in weak markets. In general, expenditures necessary for maintaining a vessel in good operating condition increase with age. Due to improvements in engine technology, older vessels are typically less fuel efficient than more recently constructed vessels. In addition, changes in governmental regulations, safety or other equipment standards, particularly those relating to the phasing out or refitting of single hull tankers, may require expenditures for alterations or the addition of new equipment to our vessels and may restrict the trades in which the vessels may engage. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers. There is no assurance that market conditions will justify such expenditures or enable us to operate our vessels profitably during the remainder of their economic lives.

Environmental and other regulations affecting the tanker industry could require significant expenditures and affect our cash flows and net income.

     Our operations are affected by extensive and changing international, national and local environmental protection laws, regulations, treaties and conventions in force in the countries in which our vessels operate as well as the countries of their registration, in particular the United States Port and Tanker Safety Act, the Act to Prevent Pollution from Ships, the United States Oil Pollution Act of 1990, various volatile organic compound emission requirements, codes for chemical carriers, the International Maritime Organization and U.S. Coast Guard pollution regulations as well as the International Convention for Safety of Life at Sea and amendments thereto. Compliance with such laws and regulations entails significant additional expense, including vessel modifications and changes in operating procedures.

     The United States Oil Pollution Act and the International Maritime Organization provide for the phase-out of the use of single-hull tankers. The Oil Pollution Act affects all vessel owners shipping oil or hazardous material to, from or within the United States. Besides phasing out the use of tankers having single hulls, the Act effectively imposes on vessel owners and operators unlimited liability in the event of a catastrophic oil spill and establishes the Oil Spill Liability Trust Fund. The Oil Pollution Act and the International Maritime Organization regulations phase out tankers on differing schedules, but effectively remove single hull vessels older than 25 years from trading between now and 2007. The International Maritime Organization is currently considering a proposal from the European Union to, among other things, accelerate the phase out of single hull vessels. That proposal, even if not adopted by the International Maritime Organization, has been accepted by European Union members and will be effective for vessels calling in Europe.

     In complying with the Oil Pollution Act, tanker owners generally will incur additional costs in meeting additional maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. The Act contains financial responsibility requirements for vessels operating in United States waters and requires owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the Act.

     In the United States, liability for an oil spill is governed not only by the Oil Pollution Act, but also by the laws, rules and regulations established by every coastal and inland waterway state. Federal law does not preempt such state laws and provides that claims made by state governments and other affected parties are not subject to limitation of liability if the oil spill results from gross negligence, willful misconduct or violation of any federal operating or safety standard. One result of the Act has been a greater prominence for independent owners with a reputation for high quality of technical management and well-maintained physical assets. Another effect of the law has been to increase the relative costs of liability insurance for vessel owners trading to the United States.

     While we maintain insurance at levels we believe prudent, claims from a catastrophic spill could exceed the insurance coverage available, in which event there could be a material adverse effect on us. In addition, liability for oil spills is also governed by international laws and conventions.

     We believe that compliance with applicable environmental and pollution laws and regulations has not had and is not expected to have a material adverse effect upon our competitive position; however, the financial position, value and useful life of our vessels and results of operations may be affected as a result of the Oil Pollution Act and other environmental laws and regulations that are currently in effect or that may be adopted.

Additional laws and regulations may limit our ability to do business or increase our cost to do business.

     We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon such factors as the country of registry, the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew, the age of the vessel and our status as owner or charterer. We believe that we have or can readily obtain all permits, licenses and certificates currently required to permit our vessels to operate. However, additional laws and regulations, environmental or otherwise, may be adopted which could limit the our ability to do business or increase the cost of our doing business and which may have a material adverse effect on our operations.

The market value of tankers may fluctuate and may make the purchase of additional vessels less economical.

     The market value of tankers can be expected to fluctuate depending upon general economic and market conditions affecting the tanker industry and competition from other shipping companies, types and sizes of vessels and other modes of transportation. While rising vessel values may increase the value of our fleet, rising prices may make the purchase of additional vessels less economical.

Seasonal variations in operating results and significant changes in charter rates and vessel values may affect our income.

     We operate our tankers in markets that have historically exhibited seasonal variations in demand and, therefore, spot rates. Tanker markets are typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere. In addition, unpredictable weather patterns in the winter months tend to disrupt vessel scheduling. The oil price volatility resulting from these factors has historically led to increased oil trading activities. As a result, our revenues have historically been weaker during our second quarter. This may result in reduced cash flow to cover our costs.

     In addition, because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels. This may also adversely affect our earnings.

The intense competition and potential financial resources of our competitors could affect our market position.

     Competition in the ocean shipping industry varies primarily according to the nature of the contractual relationship as well as with respect to the kind of commodity being shipped. Competition in virtually all bulk trades, including crude oil and petroleum products, is intense.

     We obtain employment for our vessels in a highly competitive market. Competition arises primarily from other tanker owners (including major oil companies as well as independent companies). Some international fleets are government-owned. Some of our competitors have greater financial resources than we. There can be no assurance that our competitive position will not erode in the future.

     To the extent that we enter new geographic areas or tanker market segments or provide new services, there can be no assurance that we will be able to compete successfully in entering such markets or market segments or in providing such services. New markets may involve competitive factors which differ from those of our current market segments and may include participants that have greater financial strengths and capital resources than we.

Operation of tankers carries inherent risks that may not all be covered by insurance.

     The operation of any ocean-going vessel, and the transportation of crude oil and other liquid cargo, carries an inherent risk and the possibility of catastrophic marine disasters and property losses caused by adverse weather conditions, mechanical failures, collisions, human error, war, terrorism, piracy, labor stoppages, business interruptions due to political action, hostilities, boycotts and other circumstances or events including spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels in international trade. Our business is affected by these risks and others, including collisions, property loss to the vessels or cargo loss or damage.

     The Oil Pollution Act, by imposing virtually unlimited liability upon owners, operators and certain charterers for certain oil pollution accidents in the United States, has made liability insurance more expensive for shipowners and operators. We maintain marine hull and machinery and war risks insurance, which includes the risk of actual or constructive total loss, and protection and indemnity insurance with mutual assurance associations. We believe that our current insurance coverage is adequate to protect against most of the accident-related risks involved in the conduct of our business and that it maintains appropriate levels of environmental damage and pollution insurance coverage. We do not carry insurance covering the loss of revenue resulting from vessel off-hire time.

     We currently maintain the standard $1 billion pollution coverage for all our vessels. We believe that our current insurance coverage is adequate. However, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. In particular, more stringent environmental regulations at times in the past have resulted in increased costs for, and in the lack of availability of, insurance against the risks of environmental damage or pollution.

We are currently cooperating with an environmental investigation which could result in the imposition of penalties or fines.

     The Company is continuing to cooperate with an investigation by the U.S. Attorney's office in Newark, New Jersey of an allegation that crew members of one or more of the Company's vessels had by-passed systems designed to prevent impermissible discharge of certain wastes into the water and had presented false statements to the government, and otherwise had obstructed the government's investigation. As well as being violations of the MARPOL (Maritime Pollution) Convention and U.S. law, the activities under investigation violate Company policies and directives. The Company is continuing its review of those policies and has been implementing additional safeguards. The Company received a subpoena requesting information with respect to other vessels in its fleet and the Company has been providing the information requested. On May 10, 2002 a former master and former chief engineer of one of the Company's vessels entered guilty pleas in U.S. District Court in Newark, New Jersey, to violations of U.S. law involving false statements to the U.S. Coast Guard during a vessel's port call in New Jersey on September 10, 2001. At this time, the Company cannot predict the scope or duration or estimate the cost of this investigation or its outcome. Accordingly, the Company cannot predict whether any penalties or fines will be imposed or their materiality. The Company expects that a substantial portion of the costs relating to this incident will be covered by insurers, who have been duly notified.

We are subject to political and other risks that may affect charter rates and our voyages.

     The tanker industry is sensitive to the political risks which affect both the oil industry and the countries which our ships call. Our ships may be precluded from sailing into areas of hostility. These factors may affect charter rates and the length and safety of voyages.

     Due to the international nature of our business and the fact that our vessels operate around the world, we are exposed to many risks, including (i) changing economic, political and social conditions in countries where we do business or where our vessels are registered or flagged; and (ii) war, terrorism or piracy.

It is our current policy not to pay dividends.

     Our Board of Directors has not declared dividends to this date. It is our current policy not to pay dividends, but to retain cash for use in our business. Any determination by us to pay dividends in the future will be at the discretion of the Board and will depend upon the results of our operations, financial condition, capital restrictions, covenants and other factors deemed relevant by the Board of Directors. Payment of dividends is limited by the terms of certain agreements to which we and our subsidiaries are party.

The market price of our common stock may be volatile.

     The market price of our common stock may be volatile. Factors that could cause that volatility include:

o fluctuations in our annual or quarterly financial results or those of our competitors,

o failures of our operating results to meet the estimates of securities analysts or the expectations of our stockholders or changes by securities analysts in their estimates of our future earnings,

o    unfavorable publicity, and

o changes in environmental and other laws or regulations which adversely affect our industry or us.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

     Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions.

Provisions in our corporate documents could delay or prevent a change in control of our company, even if some of our stockholders believed it would be beneficial.

     The existence of some provisions in our corporate documents could delay or prevent a change in control of our company, if the board of directors were opposed to the change of control. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

o provisions relating to the classification, nomination and removal of our directors,

o provisions limiting the right to call special meetings of our stockholders, and

o the authorization given to our board of directors to issue and set the terms of preferred stock.

     In addition, we have adopted a stockholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in OMI without advance approval of our board of directors.

We are not a U.S. corporation, and our shareholders may be subject to the uncertainties of a foreign legal system in protecting their interests.

     Our corporate affairs are governed by our articles of incorporation and by-laws and by the corporate laws of the Marshall Islands. Thus, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the documents we file with it, which means that we can disclose important information to you by referring you to those documents instead of reproducing that information in this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange
Act:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 2002;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and for the quarter ended June 30, 2003;

     3. The Company's Current Reports filed on a Form 8-K dated April 23, 2003 and July 23, 2003;

     4.  The  Company's   Proxy   Statement  for  the  2002  annual  meeting  of
stockholders; and

     5. The description of the Common Stock contained in our registration statements on Form 8-A, May 15, 1998, as amended on June 17, 1998 and the description of the Rights currently traded with the Common Stock contained in the Company's registration statement on Form 8-A, dated December 14, 1998, filed under Section 12 of the Exchange Act of 1934, including any subsequent amendments or reports filed for the purpose of updating such description.

     All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this prospectus and made a part hereof from the date of filing of such documents, except that the information required by Item 402 (i), (k) and
(l) of Regulation S-K under the Securities Act and included in any such document is not incorporated herein. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in a subsequently filed document, that also is or is deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these documents, at no cost to you, by writing or telephoning us at the following address:

         Fredric S. London, Esq.
         Senior Vice President and General Counsel
         OMI Corporation
         One Station Place
         Stamford, Connecticut 06902
         Tel: (203) 602-6700


     Reliance on Information

     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus is accurate as of any date other than the date on the front of those documents.

                                   THE COMPANY

     Our principal executive offices are located at One Station Place, Stamford, Connecticut 06902 (telephone: (203) 602-6700).


                                 USE OF PROCEEDS

     The shares are being issued as partial payment in connection with the acquisition of two vessels and no net cash proceeds were received from the sale of securities offered through this prospectus.


                            COMMON STOCK PRICE RANGE

     The Company's Common Stock is listed on the New York Stock Exchange under the symbol "OMM." The table below shows the range of reported last sale prices on the New York Stock Exchange Composite Tape for the Company's Common Stock for the periods indicated and the dividends paid per share on the Common Stock for such periods.


                                                                            Common Stock Price
                                                                            -------------------
                                                                  High                               Low
                                                                  ----                               ----
Year ended December 31, 2001
        First Quarter...................                          7.90                              5.06
        Second Quarter..................                          8.48                              5.50
        Third Quarter...................                          5.89                              3.70
        Fourth Quarter..................                          4.30                              2.94
Year ended December 31, 2002
        First Quarter...................                          4.14                              2.82
        Second Quarter..................                          5.18                              3.58
        Third Quarter...................                          4.11                              3.00
        Fourth Quarter..................                          4.18                              3.15
Year to Date 2003


        First Quarter..................2003                       5.09                              4.06
        Second Quarter.................2003                       6.45                              4.30
        Third Quarter through                                     7.00                              6.05
        August 14, 2003


                              SELLING STOCKHOLDERS

     The following table sets forth certain information as of August 15, 2003 with respect to the Selling Stockholders, including:

          (i) the name of each Selling Stockholder;

          (ii) the number of shares of Common Stock beneficially owned by such Selling Stockholder prior to the offering;

          (iii) the maximum number of shares of such Common Stock to be offered by such Selling Stockholder hereby; and

          (iv) the number of shares of Common Stock to be beneficially owned by such Selling Stockholder assuming all of the shares of such Selling Stockholder covered by this prospectus are distributed in the offering.

     Because the Selling Stockholders or their transferees may offer all, a portion or none of the Common Stock offered pursuant to this prospectus, no estimate can be given as to the amount of Common Stock that will be held by the Selling Stockholders upon termination of the offering. See "Plan of Distribution."



                                                                                     Number of
                                                                                     Shares to be
                                                                                     Beneficially
                                      Number of                                      Owned after
                                       Shares              Maximum                    Offering,
                                      Benefically          Number of                 Assuming All
                                      Owned as of          Shares to be              Shares Offered
Name                                 August [  ], 2003     Offered*                  are Distributed
----                                 -----------------     ------------              ----------------
Frontline Ltd                              0               2,000,000                   2,000,000

------------------------------

*These shares are to be issued by the Company to Frontline Ltd or its nominee upon delivery of two ships to the Company as payment of a portion of the purchase price therefor.


                              PLAN OF DISTRIBUTION

     The Company has not been advised by the Selling Stockholders as to any plan of distribution. Distribution of the Common Stock by the Selling Stockholders, or by pledgees, donees (including charitable organizations), transferees or other successors in interest, may be effected from time to time in one or more transactions (which may involve block transactions):

          (i) on the NYSE in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchange,

          (ii) in the over-the-counter market, or

          (iii) in transactions otherwise than on such exchange or in the over-the-counter market, or in a combination of any such transactions.

     In connection with sales of the Common Stock hereunder, the Selling Stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders also may sell shares of Common Stock short and deliver them to close out the short positions, or loan or pledge the shares of Common Stock to broker-dealers that in turn may sell them.

     Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of the Common Stock for whom they may act as agent. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of any Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


                                  LEGAL MATTERS

     The validity of the Common Stock being offered hereby has been passed upon for the Company by Fredric S. London, Esq., Senior Vice President and General Counsel of the Company.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The   estimated   expenses  of  issuance  and   distribution,   other  than
underwriting  discounts  and  commissions,   expected  to  be  incurred  by  the
Registrant are as follows:

     Filing fee of Securities and Exchange Commission                                           $1,075.97
     relating to registration statement................................

     Fees and expenses of counsel for the Registrant,                                           $5,000.00
     White & Case LLP..................................................

     Fee of accountants, Deloitte & Touche LLP.........................                        $10,000.00

     Miscellaneous                                                                                     $0

     Total............................................................                         $16,075.97


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF OMI

     Marshall Islands law provides that with respect to legal actions against a person by reason of the fact that such person is or was a director or officer of a corporation, such corporation (i) must indemnify such person for expenses of litigation when such person is successful on the merits; (ii) may indemnify such person for expenses, judgments, fines and amounts paid in settlement of litigation (other than in an action by or in right of the corporation), even if such person is not successful on the merits, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of criminal proceedings, had no reason to believe that conduct was unlawful); and (iii) may indemnify such person for the expenses of a suit by or in the interest of the corporation, even if such person is not successful on the merits, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, provided that no indemnification may be made if such person has been found to be liable of negligence or misconduct in the performance of his duties to the corporation unless the court in which such action was brought determines that, despite the finding of liability, such person is fairly and reasonably entitled to indemnity for such expenses. The advancement of litigation expenses to a director or officer is also authorized upon receipt by the board of directors of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to indemnification. The OMI Articles and By-laws limit personal liability of directors and officers to the fullest extent permitted by Marshall Islands law.

     Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers or persons controlling OMI pursuant to the foregoing provisions, OMI has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and therefore unenforceable.

ITEM 16. EXHIBITS.

Exhibit
Number         Description
-------        -----------

4.1 The Articles of Incorporation of OMI Corporation, incorporated by reference herein from Exhibit 3.1 of the Registration Statement of Form S-1 dated May 15, 1998.

4.2            By-laws of OMI Corporation, incorporated by reference herein from
               Exhibit 3.2 of the Registration Statement on Form S-1 dated May 15, 1998.

5 Opinion of Fredric S. London, Esq. as to the legality of the shares of Common Stock and Rights registered hereunder.

23.1           Consent of Deloitte & Touche LLP.

23.3           Consent  of  Fredric  S. London, Esq. (included in Exhibit Number
               5).

24             Attorney (included in Part II of this Registration Statement).

ITEM 17. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file,  during any period in which  offers or sales are being made of
the  securities   registered   hereby,  a   post-effective   amendment  to  this
registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was effective, and

               (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 15th day of August 2003.

                                  OMI Corporation
                                  (Registrant)



                                   By: /s/ Fredric S. London
                                      ---------------------------------
                                      Fredric S. London
                                      Senior Vice President and General Counsel


                                  By: /s/ Kathleen C. Haines
                                      ----------------------------------
                                      Kathleen C. Haines
                                      Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fredric S. London and Kathleen C. Haines and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Robert Bugbee              /s/ Robert Bugbee                           August 15, 2003
                           ---------------------------
Director                   Robert Bugbee


James N. Hood              /s/ James N. Hood                           August 15, 2003
                           ---------------------------
Director                   James N. Hood

Michael Klebanoff          /s/ Michael Klebanoff                       August 15, 2003
                           ---------------------------
Director                   Michael Klebanoff

Edward Spiegel             /s/ Edward Spiegel                          August 15, 2003
                           ---------------------------
Director                   Edward Spiegel

Craig H. Stevenson, Jr.    /s/ Craig H. Stevenson, Jr.                 August 15, 2003
                           ---------------------------
Director                   Craig H. Stevenson, Jr.

Donald C. Trauscht         /s/ Donald C. Trauscht                      August 15, 2003
                           ---------------------------
Director                   Donald C. Trauscht




James D. Woods             /s/ James D. Woods                          August 15, 2003
                           ---------------------------
Director                   James D. Woods

Philip J. Shapiro          /s/ Philip J. Shapiro                       August 15, 2003
                           ---------------------------
Director                   Philip J. Shapiro


                                  EXHIBIT INDEX

Exhibit
Number                        Description

4.1                 The   Articles   of   Incorporation   of  OMI   Corporation,
                    incorporated by reference herein from Exhibit 3.1 of the Registration Statement of Form S-1 dated May 15, 1998.

4.2 By-laws of OMI Corporation, incorporated by reference herein from Exhibit 3.2 of the Registration Statement on Form S-1 dated May 15, 1998.

5 Opinion of Fredric S. London, Esq. as to the legality of the shares of Common Stock and Rights registered hereunder.

23.1                Consent of Deloitte & Touche LLP.

23.3                Consent of  Fredric S.  London,  Esq.  (included  in Exhibit
                    Number 5).

24                  Power of Attorney  (included in Part II of this Registration
                    Statement).

                                                                       Exhibit 5




                                                                 August 15, 2003



OMI Corporation
One Station Place
Stamford, Connecticut 06902

         Re:    OMI Corporation,
                Registration Statement on Form S-3

Ladies and Gentlemen:

     I am General Counsel of OMI Corporation, a Marshall Islands' corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the above-captioned Registration Statement on Form S-3 (the "Registration Statement"), relating to the registration of 2,000,000 shares of the Corporation's Common Stock, $0.50 par value (the "Shares"), and related Rights (the "Rights") to purchase Series A Participating Preferred Stock, par value $1.00 issuable in certain circumstances with the shares of Common Stock.

     In arriving at the opinions expressed below, I have examined and relied on the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Corporation and such other instruments and other certificates or public officials, officers and representatives of the Corporation and such other persons, and I have made such investigation of law, as I have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, I have assumed and have not verified that the signatures on all documents that I have examined are genuine.

     Based on the foregoing, it is my opinion that:

     1. The Corporation is validly existing as a corporation in good standing under the laws of the Marshall Islands.

     2. The Shares have been duly authorized by all necessary corporate action of the Corporation, and are legally issued, fully paid and non-assessable.

     3. The Rights have been duly authorized and are the valid, binding and enforceable obligations of the Company.

     Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principals of equity.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name in the Registration Statement and the related Prospectus under the caption "Legal Matters." By giving such consent, I do not admit that I am an "expert" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                               Very truly yours,


                               /s/ Fredric S. London
                               -------------------------------------
                               Fredric S. London
                               Senior Vice President, General Counsel
                               and Secretary

                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of OMI Corporation on Form S-3 of our report dated February 4, 2003, except for
Note 5 and the first paragraph of Note 17, as to which the date is March 14, 2003, appearing in the Annual Report on Form 10-K of OMI Corporation for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



New York, New York
August 15, 2003